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                                                                 Exhibit 10.21.2

                                                          CONFIDENTIAL TREATMENT
                                    GTC Biotherapeutics, Inc. has requested that
                                the marked portions of this document be accorded
                                   confidential treatment pursuant to Rule 24b-2 promulgated under the Securities Exchange Act

                          FIRST AMENDMENT TO AGREEMENT


This is the First Amendment dated December 11, 2003 to the June 27, 2003 Agreement ("Agreement") between GTC Biotherapeutics, Inc. ("GTC") and Merrimack Pharmaceuticals, Inc. ("MPI") relating to the Production of Clarified Goat Milk Containing Alpha FetoProtein.

I. Section 6.4.4 of the Agreement shall be deleted and a new 6.4.4 - 6.4.7 shall be added as follows:

     6.4.4 Payment of $1.9 million shall be made in cash at the closing of MPI's proposed preferred stock financing in an amount of at least [****]* million (the "Equity Financing") or by December 15, 2003, whichever is earlier;

     6.4.5 Payment of $1.25 million in MPI equity shall be payable on closing of the Equity Financing under terms identical to the terms of the Equity Financing;

     6.4.6 Up to $650,000 of costs incurred prior to December 26, 2003, may be deferred at MPI's option. Such deferral to be repaid in cash no later than June 25, 2004;

     6.4.7 GTC's obligation to take MPI equity in payment and MPI's ability to defer $650,000 is contingent upon MPI closing the Equity Financing of at least [****]* million in new cash no later than December 15, 2003, which provides for subsequent closings of up to [****]* million. If the Equity Financing is not closed by the required date or in the required amount, the respective amounts will be due and payable in cash on December 15, 2003; and

     6.4.8  Shall be the original 6.4.5 and remains unchanged.

II. Section 7.2 of the Agreement shall be amended by adding the following language at the end of that section.

     GTC will have the right to convert any amounts due from MPI under the deferral agreement into equity of MPI under terms identical to the Equity Financings.


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* Confidential Treatment has been requested for the marked portion.

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     If the Equity Financing does not close on or before December 15, 2003, GTC will also have the right to convert some or all of any amounts due from MPI into convertible debt of MPI under the same terms as the latest 2003 convertible debt financing.

     After the closing of the Equity Financing, MPI's option to pay GTC up to [****]* in MPI equity as contemplated by this Section 7.2 will no longer be in effect.

III. Section 9.1 shall be deleted and a new 9.1 shall be added as follows:

     9.1 ROYALTY. In further consideration of the rights granted and services provided to it hereunder, Merrimack hereby agrees to make royalty payments to GTC equal to a royalty rate of [****]* of Merrimack's Net Revenues plus [****]* of Net Partner Sales.

IV.  Section 9.2 shall be deleted and a new 9.2 shall be added as follows:

     9.2 MISSED PAYMENT. In the event that either of the December 15, 2003 or the June 27, 2004 cash payments are not received by GTC on time, then the royalty rate will be increased to [****]* of Net Partner Sales.

All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Amendment on the date and year first written above.

GTC BIOTHERAPEUTICS, INC.                      MERRIMACK PHARMACEUTICALS, INC.


By:  /s/ John B. Green                           By: /s/ Rober J. Mulroy
     -----------------------------                  ----------------------------
     John B. Green                                  Robert J. Mulroy
     Senior Vice President & CFO                    President & CEO


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* Confidential Treatment has been requested for the marked portion.

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